CERTIFICATE OF DESIGNATION OF
SERIES B-2 CONVERTIBLE PREFERRED STOCK OF
AGROFRESH SOLUTIONS, INC.

(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)
AgroFresh Solutions, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter, the "Corporation"), hereby certifies that the following resolution was duly adopted by the Board of Directors of the Corporation (the "Board") (or a duly authorized committee thereof) as required by Section 151 of the General Corporation Law of the State of Delaware (the "General Corporation Law"):
NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of the Second Amended and Restated Certificate of Incorporation of the Corporation, as amended (the "Certificate of Incorporation"), there is hereby created and provided out of the authorized but unissued preferred stock, par value $0.0001 per share, of the Corporation ("Preferred Stock"), a new series of Preferred Stock, and there is hereby stated and fixed the number of shares constituting such series and the designation of such series and the powers (including voting powers), if any, of such series and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of such series as follows:
Designation
1.There shall be a series of Preferred Stock that shall be designated as "Series B-2 Convertible Preferred Stock", par value $0.0001 per share (the "Series B-2 Convertible Preferred Stock") and the number of shares constituting such series ("Shares") shall be 150,000. The rights, preferences, powers, restrictions and limitations of the Series B-2 Convertible Preferred Stock shall be as set forth herein. The Series B-2 Convertible Preferred Stock shall be issued in book-entry form on the Corporation's share ledger, subject to the rights of holders to receive certificated Shares under the General Corporation Law.
2.Defined Terms. For purposes hereof, the following terms shall have the following meanings:
"Accumulated Dividends" means the Accumulated Dividends (as such term is defined in the Series B-1 Certificate of Designation) on a share of Series B-1 Convertible Preferred Stock.
"Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.
"Board" has the meaning set forth in the Recitals.
"Certificate of Designation" means this Certificate of Designation of Series B-2 Convertible Preferred Stock of the Corporation.
"Certificate of Incorporation" has the meaning set forth in the Recitals.
"Change of Control" means (i) the sale, conveyance or disposition in one or a series of transactions of all or substantially all of the assets of the Corporation and its significant subsidiaries to a third party, or any transaction that is subject to Rule 13e-3 of the Securities Exchange Act of 1934, as amended, (ii) the consummation of a transaction by which any Person or group, other than the Investor or its affiliates, is or becomes the beneficial owner, directly or indirectly, of 50% or more of the voting power of the securities issued by the Corporation having the power to vote (measured by voting power rather than number of shares) in the election of directors of the Corporation ("Voting Stock"), or (iii) the consolidation, merger or other business combination of the Corporation with or into any other Person or Persons; provided, however, that a Change of Control will not be deemed to have occurred in the case of clause (iii) above in the case of (a) a consolidation, merger or other business combination in which holders of the Voting Stock immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the same relative percentage of the Voting Stock as before any such transaction and the Voting Stock of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, including pursuant to a holding company merger effected under Section 251(g) of the General Corporation Law or any successor provision, or (b) a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Corporation.
"Code" means the United States Internal Revenue Code of 1986, as amended.

"Common Stock" means the common stock, par value $0.0001 per share, of the Corporation.
"Conversion Date" has the meaning set forth in Section 6.2(c).
"Conversion Price" means, at any given time of determination, the Conversion Price (as such term is defined in the Series B-1 Certificate of Designation) of a share of Series B-1 Convertible Preferred Stock.
"Conversion Shares" means the shares of Common Stock or other capital stock of the Corporation then issuable upon conversion of the Series B-2 Convertible Preferred Stock in accordance with the terms of Section 6; provided that, with respect to the cancellation of Series B-1 Convertible Preferred Stock pursuant to Section 6.2(d), the rounding up provided by Section 6.2(b) shall not apply.
"Corporation" has the meaning set forth in the Preamble.
"Exchange Act" means the Securities Exchange Act of 1934, as amended.
"General Corporation Law" has the meaning set forth in the Preamble.
"Holder" means a holder of outstanding Shares of Series B-2 Convertible Preferred Stock.
"Investment Agreement" means the Investment Agreement, dated June 13, 2020, by and between the Corporation and the Investor.
"Investor" means PSP AGFS Holdings, L.P., a Delaware limited partnership.
"IRS" means the United States Internal Revenue Service.
"Junior Securities" means, collectively, the Common Stock, the Series A Preferred Stock, the Series B-2 Convertible Preferred Stock and each other class or series of capital stock now existing or hereafter authorized (other than Series B Convertible Preferred Stock), classified or reclassified, the terms of which do not expressly provide that such class or series ranks on a parity basis with or senior to the Series B-1 Convertible Preferred Stock as to dividend rights and rights on the distribution of assets on any Liquidation.
"Liquidation" has the meaning set forth in Section 4.1.
"Liquidation Value" means, at any given time of determination, the Liquidation Value (as such term is defined in the Series B-1 Certificate of Designation) of a share of Series B-1 Convertible Preferred Stock.
"Majority Holders" means, collectively, the Holders of a majority of the issued and outstanding Shares of Series B-2 Convertible Preferred Stock.
"Original Issuance Date" means September 22, 2020.
"Parity Securities" means any class or series of capital stock, the terms of which expressly provide that such class ranks pari passu with the Series B-1 Convertible Preferred Stock as to dividend rights and rights on the distribution of assets on any Liquidation, and includes the Series B-1 Convertible Preferred Stock.
"Person" means an individual, company, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.
"Preferred Stock" has the meaning set forth in the Recitals.
"Register" means the securities register maintained in respect of the Series B-2 Convertible Preferred Stock by the Corporation, or, to the extent the Corporation has engaged a transfer agent, such transfer agent.
"Requisite Stockholder Approval" means the stockholder approval contemplated by Rule 5635 of the NASDAQ listing rules with respect to the issuance of shares of Common Stock upon conversion of the Series B-2 Convertible Preferred Stock (taken together with the conversion rights with respect to the Series B-1 Convertible Preferred Stock as provided herein) or Series B Convertible Preferred Stock in excess of the limitations imposed by such rule.
"Senior Securities" means any class or series of capital stock, the terms of which expressly provide that such class ranks senior to any series of the Series B-1 Convertible Preferred Stock, has preference or priority over the Series B-1 Convertible Preferred Stock as to dividend rights and rights on the distribution of assets on any Liquidation.

"Series A Preferred Stock" means the Series A Preferred Stock, par value $0.0001 per share, of the Corporation.
"Series B Convertible Preferred Stock" has the meaning ascribed to the term "Series B Convertible Preferred Stock" in the Investment Agreement.
"Series B-1 Certificate of Designation" means the Certificate of Designation of Series B-1 Convertible Preferred Stock of the Corporation.
"Series B-1 Convertible Preferred Stock" means the Series B-1 Convertible Preferred Stock, par value $0.0001 per share, of the Corporation.
"Series B-1 Original Issuance Date" means July 27, 2020.
"Series B-1 Ownership Limitation" means the Ownership Limitation, as such term is defined in the Series B-1 Certificate of Designation.
"Series B-2 Conversion Ratio" means, at any given time, the quotient of (i)(x) the maximum number of shares of Common Stock into which the outstanding shares of Series B-1 Convertible Preferred Stock would be convertible if the Series B-1 Ownership Limitation did not apply, minus (y) the maximum number of shares of Common Stock into which the outstanding shares of Series B-1 Convertible Preferred Stock would be convertible if the Series B-1 Ownership Limitation does apply, divided by (ii) the total number of issued and outstanding Shares of Series B-2 Convertible Preferred Stock
"Series B-2 Convertible Preferred Stock" has the meaning set forth in Section 1.
"Subsidiary" means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.
"Transfer" has the meaning set forth in Section 3.
3.Transfer Restrictions.
3.1     Nontransferability. No Holder shall sell, transfer, assign, pledge or otherwise dispose of, whether with or without consideration and whether voluntarily or involuntarily or by operation of law) (a "Transfer") any interest in such Holder's Shares of Series B-2 Convertible Preferred Stock, except (a) in connection with the simultaneous Transfer of shares of Series B-1 Convertible Preferred Stock which results in the proportion of such Holder's Series B-1 Convertible Preferred Stock to such Holder's Series B-2 Convertible Preferred Stock, taken together, remains constant following such Transfer or (b) pursuant to a conversion in accordance with Section 6.
3.2     Proportional Transfers. In the event that any Holder who also holds shares of Series B-1 Convertible Preferred Stock Transfers such Holder's shares of Series B-1 Convertible Preferred Stock in compliance with the Series B-1 Certificate of Designation, such Holder shall, simultaneously with such Transfer, Transfer the same number of Shares of Series B-2 Convertible Preferred Stock to the transferee of the Series B-1 Convertible Preferred Stock.
3.3     Certificates. In the event of any Transfer, any transferring Holder shall surrender the certificate or certificates, if any, representing the Shares that are being transferred to the Corporation or to the Corporation's corporate secretary at the Corporation's headquarters in the manner and place designated by Corporation, duly assigned or endorsed for Transfer (or accompanied by duly executed stock powers relating thereto), or, in the event such certificate or certificates are lost, stolen or missing, shall deliver an affidavit of loss in a form reasonably acceptable to the Corporation, in the manner and place designated by the Corporation. Upon receipt of such certificate or certificates, or affidavit of loss, the Corporation shall (i) issue a new certificate representing the Shares that were Transferred in the name of the applicable transferee and (ii) if less than all the Shares represented by a transferred certificate are transferred, issue a new stock certificate representing the untransferred Shares in the name of the applicable transferor.
4.Liquidation.
4.1    Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a "Liquidation"), the outstanding Shares of Series B-2 Convertible Preferred Stock shall automatically be cancelled for no consideration or payment of any kind.

4.2.    Change of Control Not a Liquidation. For purposes of this Section 4, a Change of Control shall not be deemed to constitute a Liquidation.
4.3     Notice Requirement. In the event of any Liquidation, the Corporation shall, within ten (10) days of the date the Board approves such action, or no later than twenty (20) days of any stockholders' meeting called to approve such action, or within twenty (20) days of the commencement of any involuntary proceeding, whichever is earlier, give each Holder written notice of the proposed action. Such written notice shall describe the material terms and conditions of such proposed action. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each Holder of such material change.
5.Voting.
5.1    General. From and after such time as the Corporation receives the Requisite Stockholder Approval, each Holder shall be entitled to vote with holders of outstanding shares of Common Stock, voting together as a single class, with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration (whether at a meeting of stockholders of the Corporation, by written action of stockholders in lieu of a meeting or otherwise), except as provided by law. In any such vote, each Holder shall be entitled to a number of votes equal to the largest number of whole shares of Common Stock into which all Shares of Series B-2 Convertible Preferred Stock held of record by such Holder is convertible pursuant to Section 6 herein as of the record date for such vote or written consent or, if there is no specified record date, as of the date of such vote or written consent. The Holders shall not be entitled to any voting rights with respect to such Shares of Series B-2 Convertible Preferred Stock unless and until the Requisite Stockholder Approval has been obtained; provided that, for the avoidance of doubt, nothing herein shall modify or limit the consent rights set forth in Section 5.2.
5.2    Consent Rights with Respect to Particular Matters. As long as any Share of Series B-2 Convertible Preferred Stock is outstanding, the Corporation shall not, unless the prior written approval of the Majority Holders is first obtained:
(a)    alter or change the rights, preferences or privileges of the Series B-1 Convertible Preferred Stock or the Series B-2 Convertible Preferred Stock, including by amending, modifying or supplementing the Series B-1 Certificate of Designation or this Certificate of Designation, as applicable;
(b)    increase or decrease the number of authorized shares of Series B-1 Convertible Preferred Stock or Series B-2 Convertible Preferred Stock;
(c)    issue any Shares of Series B-1 Convertible Preferred Stock or Series B-2 Convertible Preferred Stock other than the Shares issued on the Series B-1 Original Issuance Date or the Original Issuance Date, as applicable;
(d)    create (by reclassification, exchange, conversion or otherwise) any class or series of capital stock that constitute Parity Securities or Senior Securities;
(e)    amend, modify or supplement the Certificate of Incorporation or the Corporation's bylaws in a manner that adversely alters or changes the rights, powers, preferences or privileges of the Series B-1 Convertible Preferred Stock or the Series B-2 Convertible Preferred Stock; or
(f)    declare or pay any dividend on, or redeem or repurchase any share of, any Junior Securities.
6.Conversion.
6.1    Optional Right to Convert. Subject to the provisions of this Section 6, at any time and from time to time on or after (a) the Original Issuance Date and (b) the receipt by the Corporation of the Requisite Stockholder Approval, any Holder shall have the right by written election to the Corporation to convert all or any portion of the outstanding Shares of Series B-2 Convertible Preferred Stock held by such Holder into an aggregate number of shares of Common Stock determined by multiplying (i) the number of Shares of Series B-2 Convertible Preferred Stock to be converted by (ii) the Series B-2 Conversion Ratio. For the avoidance of doubt, the Shares of Series B-2 Convertible Preferred Stock shall not be convertible unless and until the Corporation receives the Requisite Stockholder Approval.
6.2    Procedures for Conversion; Effect of Conversion

(a)    Procedures for Holder Conversion. In order to effectuate a conversion of Shares of Series B-2 Convertible Preferred Stock pursuant to Section 6.1, a Holder shall (i) submit a written election to the Corporation that such Holder elects to convert Shares specifying the number of Shares elected to be converted and (ii) surrender, along with such written election, to the Corporation the certificate or certificates, if any, representing the Shares being converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or, in the event such certificate or certificates are lost, stolen or missing, accompanied by an affidavit of loss executed by the Holder. The conversion of such Shares hereunder shall be deemed effective as of the date of submission of such written election and surrender of such Series B-2 Convertible Preferred Stock certificate or certificates, if any, or delivery of such affidavit of loss, if applicable. Upon the receipt by the Corporation of a written election and the surrender of such certificate(s) and accompanying materials (if any), the Corporation shall as promptly as practicable (but in any event within five days thereafter) deliver to the relevant Holder (A) the number of shares of Common Stock to which such Holder shall be entitled upon conversion of the applicable Shares as calculated pursuant to Section 6.1 (including by certificates evidencing such shares of Common Stock to the Holder at its address as set forth in the written election) and, if applicable (B) the number of Shares of Series B-2 Convertible Preferred Stock delivered to the Corporation but not elected to be converted pursuant to the written election, in each case in book-entry form on the Corporation's share ledger or by mailing certificates evidencing the shares to the address specified for such Holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such Holder). All shares of capital stock issued hereunder by the Corporation shall be duly and validly issued, fully paid and non-assessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.
(b)    Fractional Shares. The Corporation shall not issue any fractional shares of Common Stock upon conversion of Series B-2 Convertible Preferred Stock and in the event that any conversion of the Shares of Series B-2 Convertible Preferred Stock would result in the issuance of a fractional share, the number of shares of Common Stock issued or issuable to such Holder shall be rounded up to the nearest whole share of Common Stock.
(c)    Effect of Conversion. All Shares of Series B-2 Convertible Preferred Stock converted as provided in Section 6.1 shall no longer be deemed outstanding as of the applicable Conversion Date and all rights with respect to such Shares shall immediately cease and terminate as of such time, other than the right of the Holder to receive shares of Common Stock in exchange therefor. The "Conversion Date" means the date on which such Holder complies with the procedures in Section 6.2(a) (including the submission of the written election to the Corporation of its election to convert).
(d)    Cancellation of Series B-1 Convertible Preferred Stock. In the event a Holder elects to convert all or any portion of his, her or its Shares of Series B-2 Convertible Preferred Stock pursuant to this Section 6, simultaneously with any such conversion on the applicable Conversion Date, a number of shares of Series B-1 Convertible Preferred Stock held by such Holder equal to the result of (i)(x) the number of Conversion Shares, multiplied by (y) the Conversion Price, divided by (ii) the sum of (x) the Liquidation Value, plus (y) the Accumulated Dividends with respect to a single share of Series B-1 Convertible Preferred Stock shall automatically be cancelled and forfeited to the Corporation for no payment or consideration of any kind.
6.3    Reservation of Stock. The Corporation shall at all times when any Shares of Series B-2 Convertible Preferred Stock are outstanding reserve and keep available out of its authorized but unissued shares of capital stock, solely for the purpose of issuance upon the conversion of the Series B-2 Convertible Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding Series B-2 Convertible Preferred Stock pursuant to this Section 6. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not close its books against the transfer of any of its capital stock in any manner which would prevent the timely conversion of the Shares of Series B-2 Convertible Preferred Stock.
6.4    No Charge or Payment. The issuance of certificates for shares of Common Stock upon conversion of Shares of Series B-2 Convertible Preferred Stock pursuant to Section 6.1 shall be made without payment of additional consideration by, or other charge, cost or tax to, the Holder in respect thereof.

7.Reissuance of Series B-2 Convertible Preferred Stock. Shares of Series B-2 Convertible Preferred Stock that have been issued and reacquired by the Corporation in any manner, including shares purchased or redeemed or exchanged or converted, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized but unissued shares of Preferred Stock of the Corporation undesignated as to series and may be designated or re-designated and issued or reissued, as the case may be, as part of any series of preferred stock of the Corporation, provided that any issuance of such shares as Series B-1 Convertible Preferred Stock or Series B-2 Convertible Preferred Stock must be in compliance with the terms hereof.
8.Notices. Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent (a) to the Corporation, at its principal executive offices and (b) to any stockholder, at such Holder's address at it appears in the stock records of the Corporation (or at such other address for a stockholder as shall be specified in a notice given in accordance with this Section 8).
9.Amendment and Waiver. This Certificate of Designation may be amended, modified or waived only by an instrument in writing executed by the Corporation and the Majority Holders and any such written amendment, modification or waiver will be binding upon the Corporation and each Holder.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation of the Series B-2 Convertible Preferred Stock as of September 22, 2020.
/s/ Jordi Ferre
Name: Jordi Ferre
Title: Chief Executive Officer

ATTESTED:
By: /s/ Thomas Ermi
Name: Thomas Ermi
Title: Secretary